Exhibit 99.2

Ford Motor Credit Company
Seller
[Ford Credit Floorplan Corporation]/[Ford Credit Floorplan LLC]
Buyer

Receivables Purchase
Agreement
Dated as of                     , 20

Ford Credit Floorplan Master Owner Trust __

Table of Contents

		Page
ARTICLE I

Definitions

Section 1.01.	Definitions	1
Section 1.02.	Other Definitional Provisions	14
ARTICLE II

Sale of Receivables and Interests in Other Floorplan Assets

Section 2.01.	Sale of Receivables and Interests in Other Floorplan Assets	15
Section 2.02.	Representations and Warranties of Seller Relating to Itself and This Agreement	18
Section 2.03.	Representations and Warranties of Seller Relating to Transferred Receivables and Accounts and Interests in Other Floorplan Assets	21
Section 2.04.	Covenants of Seller	22
Section 2.05.	Designation of Additional Accounts and Addition of Interests in Other Floorplan Assets	23
Section 2.06.	Addition of Other Floorplan Assets	25
Section 2.07.	Redesignation of Accounts	25
Section 2.08.	Transfer of Ineligible Receivables	26
Section 2.09.	Treatment of Prepayments and Advances Made Pursuant to Cash Management Agreements	26

ARTICLE III

Administration and Servicing of Receivables

Section 3.01.	Acceptance of Appointment and Other Matters Relating to Servicer	27
Section 3.02.	Servicing Compensation	27
ARTICLE IV

Other Matters Relating to Seller

Section 4.01.	Merger or Consolidation of, or Assumption, of Obligations of Seller	27
Section 4.02.	Seller Indemnification of Buyer	28
  i

		Page
ARTICLE V

Termination; Insolvency

Section 5.01.	Termination of Agreement; Insolvency Event	28
ARTICLE VI

Intercreditor Provisions

Section 6.01.	Nonfloorplan Agreements Between Seller and Dealer	29

ARTICLE VII

Miscellaneous Provisions

Section 7.01.	Amendment	30
Section 7.02.	Protection of Right, Title and Interest to Receivables and Interests in Other Floorplan Assets	31
Section 7.03.	Limited Recourse	32
Section 7.04.	No Petition	32
Section 7.05.	Governing Law	32
Section 7.06.	Notices	32
Section 7.07.	Severability of Provisions	32
Section 7.08.	Assignment	33
Section 7.09.	Further Assurances	33
Section 7.10.	No Waiver; Cumulative Remedies	33
Section 7.11.	Counterparts	33
Section 7.12.	Third-Party Beneficiaries	33
Section 7.13.	Merger and Integration	33
Section 7.14.	Headings	33

Schedule and Exhibits

Schedule 1	Account Schedule	1-1
Exhibit A	Form of Assignment of Receivables in Additional Accounts or Interests in Other Floorplan Assets	A-1
Exhibit B	Form of Opinion of Counsel Regarding Amendments	B-1
Exhibit C	Form of Opinion of Counsel Regarding Additional Accounts or Interests in Other Floorplan Assets	C-1
Exhibit D	Form of Reassignment of Receivables in Redesignated Accounts	D-1
  ii

          Receivables Purchase Agreement, dated as of                     , 20___, by and between Ford Motor Credit Company, a Delaware corporation, as Seller, and [Ford Credit Floorplan Corporation, a Delaware corporation (“FCF Corp”)]/[Ford Credit Floorplan LLC, a Delaware limited liability company (“FCF LLC”)], as Buyer.
Recitals
          A. The Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, certain Receivables arising from time to time in connection with the Accounts designated hereunder and Interests in Other Floorplan Assets.
          B. Pursuant to the Transfer and Servicing Agreement, the Buyer has agreed to transfer to the Issuer all such Receivables and Interests in Other Floorplan Assets purchased by the Buyer hereunder.
          C. Pursuant to a transfer and servicing agreement among [FCF Corp]/[FCF LLC], the Issuer and the Servicer, [FCF Corp]/[FCF LLC] has also agreed to transfer to the Issuer all the receivables and interests in other floorplan assets that have been purchased by [FCF Corp]/[FCF LLC] under a separate receivables purchase agreement between it and the Seller.
          D. Pursuant to the Indenture and the Indenture Supplements, the Issuer will issue from time to time Notes secured by the Receivables and any Interests in Other Floorplan Assets.
          In consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows.
Statement of Agreement
ARTICLE I
Definitions
          Section 1.01. Definitions. Whenever used in this Agreement, the following words and phrases have the following meanings, and the definitions of such terms are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.
          “Account” means, as of any date of determination, each Initial Account and, from and after the related Addition Date, each Additional Account and excluding, from and after the related Redesignation Date, each Redesignated Account.
          “Account Schedule” means the Initial Account Schedule, as the same may be from time to time supplemented by the Additional Account Schedules, amended by the Redesignated Account Schedules, supplemented or amended by the Other Floorplan Asset Schedules, or otherwise modified.

          “Addition Date” has the meaning specified in Section 2.05(a).
          “Addition Notice” has the meaning specified in Section 2.05(a).
          “Additional Account” means each floorplan financing account established with a Dealer pursuant to a Sales and Service Agreement or a Floorplan Financing Agreement that is designated pursuant to Section 2.05 and identified in the applicable Additional Account Schedule (it being understood, that any Dealer may have one or more floorplan financing accounts, depending on how many dealership locations the Dealer has, the number of credit lines, or both, and that all or only a portion of a Dealer’s floorplan financing accounts may be designated pursuant to said Sections).
          “Additional Account Schedule” has the meaning specified in Section 2.01(e)(iii).
          “Additional Cut-Off Date” means, with respect to Additional Accounts or Interests in Other Floorplan Assets, the day specified in the Addition Notice delivered with respect to such Additional Accounts or Interests in Other Floorplan Assets pursuant to Section 2.05(a).
          “Adjustment Fees” means the amounts payable by Ford to Ford Credit in connection with Ford’s assignment to Ford Credit under the Sale and Assignment Agreement of Ford’s right to receive amounts payable by a Dealer from time to time in respect of such Dealer’s purchase of New Vehicles manufactured or distributed by Ford pursuant to the related Sales and Service Agreement.
          “Adjustment Payment” has the meaning specified in Section 3.08(a) of the Transfer and Servicing Agreement.
          “Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
          “Agreement” means this Receivables Purchase Agreement, as the same may be further amended, supplemented or otherwise modified from time to time.
          “Amortization Event” has the meaning specified in the Indenture.
          “Assignment” has the meaning specified in Section 2.05(b).
          “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in The City of New York or the State of Delaware are authorized or obligated by law, executive order or governmental decree to be closed.
          “Buyer” means [FCF Corp]/[FCF LLC], as buyer under this Agreement.

          “Cash Management Agreement” means, with respect to any Dealer, an agreement entered into between Ford Credit and such Dealer, the terms of which are governed by the Floorplan Financing Guidelines, under which such Dealer may, from time to time, (i) prepay its wholesale obligations arising under the related Floorplan Financing Agreement to Ford Credit and, (ii) request new advances from Ford Credit of amounts previously repaid by such Dealer under such Cash Management Agreement.
          “Class” means, with respect to any Series, any one of the classes of Notes of such Series.
          “Closing Date” has, with respect to any Series, the meaning specified in the related Indenture Supplement.
          “Collections” means, without duplication, all payments received by the Seller or the Servicer in respect of the Receivables or, if applicable, Interests in Other Floorplan Assets, in the form of cash, checks, wire transfers or any other form of payment.
          “Collection Account” has the meaning specified in the Indenture.
          “Collection Period” means, with respect to each Distribution Date, unless otherwise provided in an Indenture Supplement, the period from and including the first day of the preceding calendar month to and including the last day of such calendar month.
          “Common Collateral” has the meaning specified in Section 6.01(a).
          “Common Vehicle Collateral” has the meaning specified in Section 6.01(a).
          “Common Non-Vehicle Collateral” has the meaning specified in Section 6.01(a).
          “Cut-Off Date” means the close of business on                     , 20___.
          “Dealer” means a Person engaged generally in the business of purchasing Vehicles from a manufacturer or distributor thereof and holding such Vehicles for sale or lease in the ordinary course of business.
          “Defaulted Receivable” means each Transferred Receivable that on any date of determination:
     (a) has been charged off as uncollectible on or before such date in accordance with the Servicer’s customary and usual procedures for servicing dealer floorplan receivables that are comparable to the Receivables; or
     (b) remains outstanding and owned by the Issuer after the expiration of six consecutive calendar months from the date on which the Account giving rise to such Receivable was redesignated pursuant to Section 2.07(b) after such Account became a Performance Impaired Ineligible Account.

          “Delaware Trustee” means [Delaware Trustee], a Delaware [entity type], in its capacity as Delaware trustee under the Trust Agreement, its successors in interest and any successor Delaware trustee under the Trust Agreement.
          “Designated Jurisdictions” means the following states: [list States]. If the Transferor wishes to add Receivables arising in an Account not located in a Designated Jurisdiction, the Transferor may amend the definition of “Designated Jurisdictions” to add such jurisdictions without the prior consent of the Noteholders or any Series Enhancers; provided, the Rating Agency Condition is satisfied. In addition, in the event that (a) (i) the Indenture Trustee and the Owner Trustee receive an Opinion of Counsel from outside counsel unaffiliated with the Transferors to the effect that, due to a change in law or regulation or the interpretation of any law or regulation in any jurisdiction, the expense incurred in connection with the transfer of Receivables originated in such jurisdiction would be increased and (ii) the Administrator certifies that such expense will be increased by $1,000,000 or more and (b) the Rating Agency Condition is satisfied, the definition of “Designated Jurisdictions” will be amended without the prior consent of the Noteholders or any Series Enhancers, to remove such jurisdiction from the definition thereof.
          “Determination Date” means, with respect to any Distribution Date, the day that is two Business Days before such Distribution Date.
          “Distribution Date” means, with respect to any Series, the date specified in the related Indenture Supplement.
          “Distribution Date Statement” means, with respect to any Series, a report prepared by the Servicer on each Determination Date for the immediately preceding Collection Period in substantially the form set forth in the related Indenture Supplement.
          “Eligible Account” means each individual floorplan financing account established with a Dealer pursuant to a Sales and Service Agreement or a Floorplan Financing Agreement in the ordinary course of business that, as of the date of determination with respect thereto:
     (a) is in existence and maintained and serviced by or on behalf of the Seller;
     (b) relates to a Dealer showroom located in one of the Designated Jurisdictions;
     (c) is in favor of a Dealer in which Ford or any Affiliate of Ford does not have an equity investment exceeding ___% as determined by the Servicer on the Determination Dates occurring in January, April, July and October of each year, beginning with                     , 20___, based on information available to the Servicer as of the last day of the immediately preceding Collection Period;
     (d) is in favor of a Dealer that has not been classified by the Servicer as “status” (or comparable classification) under the Floorplan Financing Guidelines by reason of (i) such Dealer’s failure to make any principal or interest payment when due under the related Floorplan Financing Agreement or (ii) the occurrence of an Insolvency Event with respect to such Dealer; and

     (e) is an Account in respect of which no material amounts have been charged off as uncollectible at any time within the previous 24 months.
     “Eligible Receivable” means each Receivable that:
     (a) was originated or acquired by the Seller in the ordinary course of business and, (i) in the case of a Receivable described in clauses (a) or (b) of the definition of “Receivable,” was originated or acquired on or after                     , 20___or (ii) in the case of a Receivable relating to an Account designated on any Addition Date, was originated or acquired on or after the Eligible Receivable Origination Cut-Off Date specified in the related Addition Notice;
     (b) except for any Adjustment Fees payable by Ford, is secured by a perfected first priority interest in the related Vehicle;
     (c) is not a Fleet Receivable;
     (d) relates to an automobile or light-duty truck;
     (e) is the subject of a valid sale and assignment from the Seller to the Buyer of all the Seller’s rights and interest in such Receivable, including (i) all Related Security, (ii) all related rights under, as applicable, the Sales and Service Agreement, the Sale and Assignment Agreement and the Floorplan Financing Agreement and (iii) all related proceeds;
     (f) is created in compliance with all requirements of applicable law and pursuant to, as applicable, the Sales and Service Agreement, the Sale and Assignment Agreement or the Floorplan Financing Agreement;
     (g) as to which Ford and Ford Credit, as applicable, have obtained all material consents and governmental authorizations required to be obtained by them in connection with (i) the creation of the Receivable, the sale of the Receivable to the Buyer, the transfer of the Receivable to the Issuer and the pledge of the Receivable to the Indenture Trustee and (ii) if applicable, Ford’s performance under the related Sales and Service Agreement, Ford’s performance under the related Sale and Assignment Agreement and/or Ford Credit’s performance under the related Floorplan Financing Agreement;
     (h) as to which the Buyer and the Issuer will at all times have good and marketable title, free and clear of all Liens arising before the transfer to the Issuer or arising at any time, other than the Liens permitted under this Agreement or the other Transaction Documents;
     (i) except for any Adjustment Fees payable by Ford, will at all times be the legal and assignable payment obligation of the related Dealer, enforceable against such Dealer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy or other similar laws;

     (j) as to any Adjustment Fees payable by Ford, will at all times be the legal and assignable payment obligation of Ford, enforceable against Ford in accordance with its terms, except as enforceability may be limited by applicable bankruptcy or other similar laws;
     (k) is not subject to any right of rescission, setoff or any other defense of the related Dealer or Ford, as applicable, including defenses arising out of violations of usury laws;
     (l) as to which Ford, Ford Credit and the Buyer, as applicable, have satisfied in all material respects all of their obligations required to be satisfied by them;
     (m) as to which none of Ford, Ford Credit or the Buyer, as applicable, has taken or failed to take any action that would materially impair the rights of the Issuer or the Noteholders in the Receivable; and
     (n) constitutes either a “general intangible,” an “account,” a “payment intangible” or “tangible chattel paper,” each as defined in Article 9 of the UCC.
          “Eligible Receivable Origination Cut-Off Date” means, with respect to Additional Accounts or Interests in Other Floorplan Assets, the day specified in the Addition Notice delivered with respect to such Additional Accounts or Interests in Other Floorplan Assets pursuant to Section 2.06(c); provided, that such day will not be more than 60 days prior to the related Addition Date.
          “FCF Corp” means Ford Credit Floorplan Corporation, a Delaware corporation, and its successors.
          “FCF LLC” means Ford Credit Floorplan LLC, a Delaware limited liability company, and its successors.
          “Fleet Receivables” means all amounts shown on the Servicer’s records as amounts payable by any Dealer in connection with fleet purchases of Vehicles by such Dealer.
          “Floorplan Financing Agreement” means, collectively, the group of related agreements, as in effect from time to time, between and among the Seller (either as the originator of a floorplan financing account or by virtue of an assignment and assumption by the Seller from the applicable originator of such account), the Dealer with respect thereto and, in the case of New Vehicles, a Manufacturer, pursuant to which (a) the Seller agrees to extend credit to such Dealer to finance New Vehicles and/or Used Vehicles manufactured or distributed by such Manufacturer, (b) the Seller has a security interest in the specific Vehicles financed by the Seller, certain other Vehicles, certain other collateral and the proceeds thereof, (c) such Dealer agrees to repay advances made by the Seller at the time of Vehicle sale or lease and (d) the obligations of such Dealer to repay such advances is evidenced by one or more promissory notes of such Dealer.
          “Floorplan Financing Guidelines” means the written policies and procedures of Ford Credit, as such policies and procedures may be amended from time to time, (a) relating to the operation of its floorplan financing business, including the written policies and procedures for determining the interest rate charged to Dealers, the other terms and conditions relating to Ford Credit’s floorplan financing accounts, the creditworthiness of Dealers and the extension of credit to Dealers, (b) relating to the maintenance of accounts and collection of receivables and (c) relating to Cash Management Agreements.
          “Ford” means Ford Motor Company, a Delaware corporation, and its successors.
          “Ford Credit” means Ford Motor Credit Company, a Delaware corporation, and its successors.
          “Governmental Authority” means the United States of America or any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to the government of the United States of America or any state or other political subdivision thereof having jurisdiction over the applicable Person.
          “Indenture” means the Indenture, dated as of                     , 20___, between the Issuer and the Indenture Trustee, as the same may be amended, supplemented or otherwise modified from time to time.
          “Indenture Supplement” has the meaning specified in the Indenture.
          “Indenture Trustee” means [Indenture Trustee], a [State, entity type], in its capacity as indenture trustee under the Indenture, its successors in interest and any successor indenture trustee under the Indenture.
          “Ineligible Account” means, as of any date of determination, each Account that is not an Eligible Account on such date.
          “Ineligible Receivable” means, as of any date of determination, each Receivable that is not an Eligible Receivable on such date.
          “Initial Account” means each floorplan financing account established with a Dealer pursuant to a Sales and Service Agreement or a Floorplan Financing Agreement that is identified in the Initial Account Schedule (it being understood, that any Dealer may have one or more floorplan financing accounts, depending on how many dealership locations the Dealer has, the number of credit lines, or both, and that all or only a portion of a Dealer’s floorplan financing accounts may be designated pursuant to this Agreement).
          “Initial Account Schedule” has the meaning specified in Section 2.01(e)(ii).
          “Insolvency Event” has the meaning specified in the Indenture.
          “Insurance Proceeds” has the meaning specified in the Transfer and Servicing Agreement.

          “Interest Collections” means, without duplication, (a) all Collections of Interest Receivables owned by the Buyer, (b) if applicable, all Collections of the non-principal portion of the Buyer’s Interests in Other Floorplan Assets, (c) all interest and earnings on Eligible Investments credited to the Collection Account and the Excess Funding Account (net of losses and investment expenses) and (d) all Recoveries.
          “Interests in Other Floorplan Assets” means any participation interests in receivables that constitute Pooled Participation Receivables or Purchased Participation Receivables.
          “Interest Receivables” means, without duplication:
     (a) in connection with an Account, (i) all amounts billed and payable by the related Dealer with respect to the Receivables in such Account pursuant to the related Floorplan Financing Agreement between such Dealer and Ford Credit that constitute (x) interest and (y) other non-principal and non-interest charges, including flat charges established by Ford Credit from time to time to cover miscellaneous costs, and (ii) all Adjustment Fees described in clause (c) of the definition of “Receivable”; and
     (b) in connection with an Interest in Other Floorplan Assets, the amount described in clause (a) of this definition arising in connection with each Other Floorplan Account related to such Interest in Other Floorplan Assets.
          “In-Transit Period” means, with respect to any Vehicle, the period from and including the day the Vehicle is released from the factory by Ford for delivery to a Dealer to and including the day of delivery of the Vehicle to such Dealer; provided, however, that if an Invoice Amount has not yet been established for such Vehicle on the day of delivery, the In-Transit Period with respect to such Vehicle will continue to and include the day on which the Invoice Amount is established, but in no event more than 30 days following the day of delivery.
          “Invoice Amount” means the total amount payable by a Dealer to the Seller for a Vehicle as set forth on the Vehicle invoice issued by Ford.
          “Issuer” means Ford Credit Floorplan Master Owner Trust ___, the corpus of which consists of the Trust Assets.
          “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, participation interest, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing.
          “Manufacturer” means, with respect to any Receivable, the manufacturer or distributor of the Vehicle relating to such Receivable.
          “New Vehicle” means any Vehicle that is (i) a currently untitled Vehicle, (ii) a previously titled Vehicle purchased by a Dealer at a closed auction conducted by Ford or (iii) a

Vehicle previously subject to a retail lease under one of Ford Credit’s retail lease programs that a Dealer has acquired pursuant to the Dealer’s purchase option relating to such lease.
          “Nonfloorplan Agreement” has the meaning specified in Section 6.01(a).
          “Noteholder” or “Holder” means the Person in whose name a Note is registered on the Note Register and, if applicable, the holder of any Bearer Note or Coupon, as the case may be, or such other Person deemed to be a “Noteholder” or “Holder” in the related Indenture Supplement.
          “Notes” means the Asset Backed Notes issued by the Issuer pursuant to the Indenture and the Indenture Supplements.
          “Officer’s Certificate” means (a) with respect to any corporation, unless otherwise specified in this Agreement, a certificate signed by the Chairman of the Board, Vice Chairman of the Board, President, any Vice President, Treasurer, Assistant Treasurer, Secretary or Assistant Secretary of such corporation and (b) with respect to any limited liability company, unless otherwise specified in this Agreement, a certificate signed by any Manager, the President, any Vice President, Treasurer, Assistant Treasurer, Secretary or Assistant Secretary of such limited liability company.
          “Opinion of Counsel” means a written opinion of counsel, who may be counsel for, or an employee of, the Person providing the opinion and who is reasonably acceptable to the Indenture Trustee.
          “Other Floorplan Account” means each floorplan financing account established with a Dealer pursuant to a Floorplan Financing Agreement for which the related receivables are subject to an Interests in Other Floorplan Assets sold by the Seller to the Buyer hereunder (it being understood, that any Dealer may have one or more floorplan financing accounts, depending on how many dealership locations the Dealer has, the number of credit lines, or both, and that all or only a portion of a Dealer’s floorplan financing accounts may be designated pursuant to this Agreement).
          “Other Floorplan Asset Schedule” means, with respect to any Interests in Other Floorplan Assets, a computer file or written list specifying the identity of the related Other Floorplan Accounts (by the Dealer account number or other similar number assigned by the related seller), and the Principal Receivables arising in connection therewith as of the related Additional Cut-Off Date, as the same may be amended from time to time in connection with the designation or redesignation of Other Floorplan Accounts subject to such Interests in Other Floorplan Assets.
          “Other Floorplan Asset Transaction Documents” means, with respect to any Interests in Other Floorplan Assets, the agreements and other writings governing the issuance of such Interests in Other Floorplan Assets, as identified therein.
          “Other Floorplan Assets” means, collectively, any Pooled Participation Receivables, Purchased Participation Receivables, Syndicated Receivables, Third-Party Financed In-Transit Receivables or Third-Party Purchased Receivables.

          “Other Floorplan Receivable” means, in connection with an Other Floorplan Account, all amounts owing by the related Dealer that are of the type described in the definition of “Receivable,” and all agreements and other writings with respect to such Other Floorplan Account of the type described in such definition.
          “Owner Trustee” means [Owner Trustee], a [State, entity type], in its capacity as owner trustee under the Trust Agreement, its successors in interest and any successor owner trustee under the Trust Agreement.
          “Performance Impaired Ineligible Account” means an Account that is an Ineligible Account due to the failure to satisfy the condition specified in clause (d) of the definition of “Eligible Account.”
          “Person” means any legal person, including any individual, corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization, governmental entity or other entity of similar nature.
          “Pooled Participation Receivables” means receivables that are originated by Ford Credit under Floorplan Financing Agreements and transferred by Ford Credit, directly or indirectly, into a pool of assets existing outside of the Issuer, in which such pool Ford Credit, directly or indirectly, owns a participation interest issued under agreements similar to the Transaction Documents.
          “Principal Collections” means, without duplication, (a) all Collections of Principal Receivables owned by the Buyer, (b) if applicable, all Collections of the principal portion of the Buyer’s Interests in Other Floorplan Assets and (c) all amounts representing prepayments by related Dealers made pursuant to any Cash Management Agreements (excluding, in all cases, Recoveries thereof).
          “Principal Receivables” means, without duplication, (a) in connection with an Account, the amounts shown on the Servicer’s records as Transferred Receivables (other than amounts representing Interest Receivables) that are payable by the related Dealer under (i) the related Sales and Service Agreement that have been assigned by Ford to Ford Credit pursuant to the Sale and Assignment Agreement and (ii) the related Floorplan Financing Agreement and (b) in connection with an Interest in Other Floorplan Assets, the amount described in clause (a) of this definition arising in connection with each Other Floorplan Account related to such Interest in Other Floorplan Assets.
          “Purchased Participation Receivables” means receivables originated by a third party under a dealer floorplan financing agreement to which such third party is a party, which receivables are participated to Ford Credit pursuant to a participation or similar agreement between such third party and Ford Credit.
          “Rating Agency” means, with respect to any outstanding Series or Class, each statistical rating agency selected by the Transferor to rate the Notes of such Series or Class, unless otherwise specified in the related Indenture Supplement.

          “Rating Agency Condition” means, with respect to any action, that each Rating Agency has notified the Transferor, the Servicer, the Issuer and the Indenture Trustee in writing that such action will not result in a reduction or withdrawal of the then-current rating of any outstanding Series or Class rated by such Rating Agency.
          “Reassignment” means a Reassignment of Receivables in Redesignated Accounts, between the Seller and the Buyer, substantially in the form of Exhibit D.
          “Receivable” means, in connection with an Account, all amounts shown on the Servicer’s records as:
     (a) amounts payable by the related Dealer in respect of such Dealer’s purchase of a New Vehicle manufactured or distributed by Ford or its affiliates pursuant to the related Sales and Service Agreement, but only if the payment of such amounts upon delivery of such New Vehicle to such Dealer will be financed by Ford Credit pursuant to the Floorplan Financing Agreement establishing such Account;
     (b) amounts payable by the related Dealer which constitute Third-Party Financed In-Transit Receivables;
     (c) Adjustment Fees payable by Ford to Ford Credit in respect of the amounts payable, as described in clauses (a) and (b) above, that have been purchased by Ford Credit from Ford pursuant to the Sale and Assignment Agreement; and
     (d) amounts payable by the related Dealer in respect of an advance made by the Seller (including any advances requested by such Dealer from the Seller pursuant to its Cash Management Agreement) to finance such Dealer’s purchase of a Vehicle under the related Floorplan Financing Agreement;
together with, in the case of each of clauses (a), (b), (c) and (d) above, the group of agreements and other writings, as in effect from time to time, evidencing such amounts and the security interest created in connection therewith. A Receivable that becomes a Defaulted Receivable will not be shown on the Servicer’s records as amounts payable (and will cease to be included as a Receivable) on the day on which it becomes a Defaulted Receivable.
          “Recoveries” means, with respect to any Determination Date, all amounts received, including Insurance Proceeds, by the Servicer during the Collection Period immediately preceding such Determination Date for application against Defaulted Receivables or, if applicable, Interests in Other Floorplan Assets that have defaulted.
          “Redesignated Account” means a former Account that has been redesignated by the Seller pursuant to Section 2.07 and is identified in the applicable Redesignated Account Schedule.
          “Redesignated Account Schedule” means, with respect to any Redesignated Accounts, a computer file or written list specifying the identity of such Redesignated Accounts (by the Dealer account number assigned by the Seller), and the Principal Receivables arising in connection therewith as of the related Redesignation Date.

          “Redesignation Date” means the date on which Accounts are redesignated to the Seller as specified in the related Redesignation Notice.
          “Redesignation Notice” means the notice furnished by the Seller (or the Servicer on its behalf) in connection with the redesignation of Accounts as Redesignated Accounts pursuant to Section 2.07(b)(i).
          “Related Security” means (a) the security interest granted by or on behalf of the related Dealer with respect to any Transferred Receivable, including (i) a first priority perfected security interest in the related Vehicle, (ii) a perfected security interest in certain parts inventory, equipment, fixtures, service accounts or realty of such Dealer and (iii) all guarantees of such Receivable and (b) in the case of a Receivable described in clauses (a) or (b) of the definition of “Receivable,” all of the Seller’s rights, remedies, powers and privileges under the Sale and Assignment Agreement.
          “Repurchase Price” means, (x) with respect to any Receivable for any date on which such Receivable is to be repurchased pursuant to Section 2.03(c), an amount equal to the sum of (a) the amounts payable by the Dealer in respect thereof as reflected in the records of the Servicer as of the date of repurchase and (b) without duplication, if applicable, (i) any Adjustment Payment with respect thereto and (ii) all accrued and unpaid interest from the last date in respect of which interest on such Receivable was received by the Servicer, at a per annum rate equal to the rate charged to the Dealer under the related Floorplan Financing Agreement and (y) with respect to any Interest in Other Floorplan Assets for any date on which such Other Floorplan Assets are to be repurchased pursuant to Section 2.03(c), the sum of the Repurchase Prices of each Other Floorplan Receivable relating to such Interest in Other Floorplan Assets.
          “Requirements of Law” for any Person means the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or Governmental Authority, whether federal, state or local, in each case applicable to or binding upon such Person or to which such Person is subject.
          “Sale and Assignment Agreement” means the Sale and Assignment Agreement, dated as of                     , 20___, between Ford and Ford Credit pursuant to which (a) Ford sells and assigns to Ford Credit the right to receive amounts payable by a Dealer to Ford from time to time in respect of such Dealer’s purchase of New Vehicles manufactured or distributed by Ford pursuant to the related Sales and Service Agreement, (b) Ford agrees to pay Ford Credit the related Adjustment Fees in respect of such sale and assignment and (c) Ford assigns to Ford Credit the first priority perfected security interest granted to Ford by such Dealer in such New Vehicles, as the same may be amended, supplemented or otherwise modified from time to time.
          “Sales and Service Agreement” means each Sales and Service Agreement, together with any related Vehicle Terms of Sale Bulletin as in effect from time to time, between a Dealer and Ford pursuant to which, among other things, such Dealer purchases from time to time Vehicles from Ford or its Affiliates, as the same may be amended, supplemented or otherwise modified from time to time.

          “Seller” means Ford Credit, as seller under this Agreement.
          “Series” means any series of Notes issued pursuant to the Indenture and the related Indenture Supplement.
          “Series Account” means any deposit, trust, escrow, reserve or similar account maintained for the benefit of the Noteholders of any Series or Class, as specified in the related Indenture Supplement.
          “Series Cut-Off Date” has, with respect to any Series, the meaning specified in the related Indenture Supplement.
          “Series Enhancer” has the meaning specified in the Indenture.
          “Servicer” means, initially, Ford Credit, in its capacity as servicer under this Agreement and, after any Servicing Transfer, the Successor Servicer.
          “Servicing Fee” has the meaning specified in Section 3.02(a) of the Transfer and Servicing Agreement.
          “Successor Servicer” has the meaning specified in Section 6.02(a) of the Transfer and Servicing Agreement.
          “Syndicated Receivables” means receivables that are originated by Ford Credit under a syndicated floorplan financing arrangement between a Dealer and a group of lenders, one of which is Ford Credit.
          “Tax Opinion” means, with respect to any action, an Opinion of Counsel to the effect that, for United States federal income tax purposes, (a) such action will not adversely affect the tax characterization as debt of the Notes of any outstanding Series or Class that were characterized as debt at the time of their issuance, (b) such action will not cause the Issuer to be treated as an association (or publicly traded partnership) taxable as a corporation and (c) such action will not cause or constitute an event in which gain or loss would be recognized by any Noteholder.
          “Third-Party Financed In-Transit Receivables” means receivables representing the payment obligations of Dealers in respect of the In-Transit Period and arising from their purchases of New Vehicles of which Ford is the Manufacturer and for which Ford Credit will not be the finance source.
          “Third-Party Purchased Receivables” means receivables originated by a third party under a dealer floorplan financing agreement to which such third party is a party, which receivables are purchased by Ford Credit pursuant to a purchase or similar agreement between such third party and Ford Credit.
          “Transaction Documents” has the meaning specified in the Indenture.

          “Transfer and Servicing Agreement” means the Transfer and Servicing Agreement, dated as of                     , 20___, among the Transferor, the Servicer and the Issuer, as the same may be amended, supplemented or otherwise modified from time to time.
          “Transfer Date” has the meaning specified in Section 2.01(a).
          “Transferor” means [FCF Corp]/[FCF LLC] and its successors and assigns permitted under the Transfer and Servicing Agreement.
          “Transferor Interest” has the meaning specified in the Indenture.
          “Transferred Receivable” means, with respect to any Account, each Receivable arising in connection with such Account that is (i) an Eligible Receivable or (ii) an Ineligible Receivable transferred in accordance with the provisions of Section 2.08.
          “Trust Agreement” means the Amended and Restated Trust Agreement relating to the Issuer, dated as of                     , 20___, among [FCF Corp], [FCF LLC], the Owner Trustee and the Delaware Trustee, as the same may be amended, supplemented or otherwise modified from time to time.
          “Trust Assets” has the meaning specified in the Indenture.
          “Trust Termination Date” has the meaning specified in the Trust Agreement.
          “UCC” means the Uniform Commercial Code, as amended from time to time, in effect in the applicable jurisdiction.
          “Used Vehicle” means any Vehicle other than a New Vehicle.
          “Vehicle” means an automobile, a light-, medium-, or heavy-duty truck, van or other vehicle classification used by Ford Credit from time to time.
          “Vice President” when used with respect to the Servicer means any vice president whether or not designated by a number or word or words added before or after the title “vice president.”
          Section 1.02. Other Definitional Provisions.
            (a) All terms used herein and not otherwise defined herein have the meanings ascribed to them in the Transfer and Servicing Agreement, the Trust Agreement, the Indenture or, with respect to any Series, the related Indenture Supplement, as applicable.
            (b) All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.
            (c) As used in this Agreement and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in this Agreement or in any such certificate or other document, and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, have the respective meanings given to them under generally accepted accounting principles or regulatory accounting principles, as applicable and as in effect on the date of this Agreement. To the extent that the definitions of accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under generally accepted accounting principles or regulatory accounting principles in the United States, the definitions contained in this Agreement or in any such certificate or other document will control.
          (d) Any reference to each Rating Agency only applies to any specific rating agency if such rating agency is then rating any outstanding Series.
          (e) Unless otherwise specified, references to any dollar amount as of any particular date mean such amount at the close of business on such day.
          (f) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. References to any subsection, Section, Schedule or Exhibit are references to subsections, Sections, Schedules and Exhibits in or to this Agreement, unless otherwise specified. The term “including” means “including without limitation.”
ARTICLE II
Sale of Receivables and Interests in Other Floorplan Assets
     Section 2.01. Sale of Receivables and Interests in Other Floorplan Assets.
          (a) By execution of this Agreement, the Seller does hereby sell, transfer, assign, set over and otherwise convey, without recourse (except as expressly provided herein), to the Buyer the following property on and as of the dates specified below:
    (i) on the first Closing Date, (A) all of its right, title and interest in, to and under each Receivable arising in connection with each Initial Account and all Related Security with respect thereto owned by the Seller at the close of business on the Cut-Off Date and (B) all monies due or to become due and all amounts received with respect thereto and all proceeds (including “proceeds,” as defined in the UCC) and Recoveries thereof;
    (ii) on the applicable Addition Date, (A) all of its right, title and interest in, to and under each Transferred Receivable arising in connection with each Additional Account and all Related Security with respect thereto or any Interest in Other Floorplan Assets (including, without limitation, any security interest granted to the Seller pursuant to the terms of such Interest in Other Floorplan Assets) owned by the Seller at the close of business on the applicable Additional Cut-Off Date, and (B) all monies due or to become due and all amounts received with respect thereto and all proceeds (including “proceeds,” as defined in the UCC) and Recoveries thereof; and

    (iii) on each Business Day occurring before the earlier of (x) the occurrence of an Amortization Event specified in Section 5.01(ii) of the Indenture or (y) the Trust Termination Date, on which day a new Transferred Receivable is created in connection with the Accounts (each such Business Day being a “Transfer Date”), (A) all of its right, title and interest in, to and under such Transferred Receivable and all Related Security with respect thereto owned by the Seller at the close of business on the applicable Transfer Date and not previously sold to the Buyer pursuant hereto and (B) all monies due or to become due and all amounts received with respect thereto and all proceeds (including “proceeds,” as defined in the UCC) and Recoveries thereof.
          (b) The foregoing sale, transfer, assignment, set-over and conveyance, and any subsequent sales, transfers, assignments, set-overs and conveyances of additional assets (including any Interests in Other Floorplan Assets), do not constitute, and are not intended to result in, the creation, or an assumption by the Buyer, of any obligation of the Servicer, the Seller, Ford or any other Person in connection with the Accounts, the related Receivables, the Interests in Other Floorplan Assets or under any agreement or instrument relating thereto, including any obligation to any Dealers or Ford. The foregoing sales, transfers, assignments, set-overs and conveyances are not sales, transfers, assignments, set-overs and conveyances of the Accounts; they are sales, transfers, assignments, set-overs and conveyances of the Transferred Receivables arising in connection with the Accounts.
          (c) In connection with such sales, the Seller will record and file, at its own expense, a financing statement on form UCC-1 or any other applicable form (and continuation statements when applicable) naming the Seller as “seller” and the Buyer as “buyer” thereon with respect to (i) the Transferred Receivables now existing and hereafter created for the sale of “tangible chattel paper,” “payment intangibles,” “general intangibles” or “accounts” (each as defined in the UCC) and (ii) Interests in Other Floorplan Assets for the sale of “certificated securities,” “payment intangibles” or “general intangibles” (each as defined in the UCC), meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary to perfect the sale and assignment of the Transferred Receivables and the Related Security and any Interests in Other Floorplan Assets to the Buyer, and to deliver a file-stamped copy of such financing statements or other evidence of such filing to the Buyer on or before the first Closing Date, in the case of the Initial Accounts, and (if any additional filing is necessary) the applicable Addition Date, in the case of Additional Accounts or Interests in Other Floorplan Assets. The Buyer is under no obligation whatsoever to file such financing statement, or a continuation statement to such financing statement, or to make any other filing under applicable law in connection with such sales.
          (d) The Seller and the Buyer intend that all transfers of Transferred Receivables and Interests in Other Floorplan Assets under this Agreement constitute sales of such Transferred Receivables or Interests in Other Floorplan Assets and not transfers of such Transferred Receivables or Interests in Other Floorplan Assets as security for a loan. However, if the transfers of the Transferred Receivables or Interests in Other Floorplan Assets hereunder were to be characterized as transfers of security for a loan and not as sales, then (i) the Seller will have granted, and hereby grants, to the Buyer a security interest in each Transferred Receivable and the accompanying Related Security and each Interest in Other Floorplan Assets (including, without limitation, any security interest granted to the Seller pursuant to the terms of such

          Interest in Other Floorplan Assets), in each case, whether now owned or hereafter acquired, and all monies due or to become due and all amounts received with respect thereto and all proceeds (including “proceeds,” as defined in the UCC) and Recoveries thereof and (ii) this Agreement constitutes a security agreement.
          (e) In connection with such sales, at its own expense, on or before the first Closing Date, in the case of the Initial Accounts, and on or before the applicable Addition Date, in the case of Additional Accounts or Interests in Other Floorplan Assets, the Seller will:
    (i) indicate in its computer files that the Transferred Receivables arising in connection with the Accounts and the Related Security or the Interests in Other Floorplan Assets, as applicable: (A) have been sold or assigned, as the case may be, to the Buyer pursuant to this Agreement, then (B) transferred by the Buyer to the Issuer pursuant to the Transfer and Servicing Agreement and then (C) pledged by the Issuer to the Indenture Trustee for the benefit of the Noteholders and any Series Enhancers pursuant to the Indenture;
    (ii) in the case of the Initial Accounts, deliver to the Buyer a computer file or written list of such Initial Accounts specifying the identity of such Initial Accounts (by the Dealer account number assigned by the Seller) and the Principal Receivables arising in connection therewith as of the Cut-Off Date (such file or list, the “Initial Account Schedule”);
    (iii) in the case of Additional Accounts, deliver to the Buyer a computer file or written list specifying the identity of such Additional Accounts (by the Dealer account number assigned by the Seller) and the Principal Receivables arising in connection therewith as of the Additional Cut-Off Date (such file or list, an “Additional Account Schedule”); and
    (iv) in the case of Interests in Other Floorplan Assets, deliver to the Buyer an Other Floorplan Asset Schedule.
The Account Schedule as amended, supplemented or otherwise modified from time to time will be marked as Schedule 1 to this Agreement and is hereby incorporated into and made a part of this Agreement.
          (f) In consideration for the sale of $                     of Receivables, together with the Related Security, sold to the Buyer on the first Closing Date, the Buyer will pay to the Seller cash and other valuable consideration. The purchase price for the Transferred Receivables or Interests in Other Floorplan Assets sold pursuant to this Agreement will be a price agreed to by the Buyer and the Seller at the time of acquisition by the Buyer. The purchase price will not be materially less favorable than prices for transactions of a generally similar character at the time of the acquisition, taking into account the quality of such Transferred Receivables or Other Floorplan Receivables, as applicable, the Seller’s cost of originating such Transferred Receivables or Other Floorplan Receivables, as applicable, and a reasonable return on such costs, and other pertinent factors; provided that such consideration will in no event be less than reasonably equivalent value therefor.

          (g) Notwithstanding anything herein or in the other Transaction Documents to the contrary, in originating the Receivables or Other Floorplan Receivables, the Seller acts solely in its individual capacity and not in the capacity of agent or nominee of the Issuer. Furthermore, in connection with all sales of Transferred Receivables or Interests in Other Floorplan Assets by the Seller to the Transferor under this Agreement, the Seller is under no obligation, and does not intend, to inform the related Dealers of such sales by the Seller to the Transferor or of the transfer thereof by the Transferor to the Issuer under the Transfer and Servicing Agreement or of the pledge thereof by the Issuer to the Indenture Trustee under the Indenture.
     Section 2.02. Representations and Warranties of Seller Relating to Itself and This Agreement.
          (a) Representations and Warranties. The Seller hereby represents and warrants to the Buyer as of each Closing Date (unless another date is specified below) that:
    (i) Organization and Good Standing. The Seller is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has, in all material respects, full power, authority and legal right to own its properties and conduct its business as such properties are currently owned and such business is currently conducted, and to execute, deliver and perform its obligations under this Agreement.
    (ii) Due Qualification. The Seller is duly qualified to do business and, where necessary, is in good standing as a foreign corporation (or is exempt from such requirement) and has obtained all necessary licenses and approvals in each jurisdiction where the conduct of its business requires such qualification, except where the failure to so qualify or obtain licenses or approvals would not have a material adverse effect on its ability to perform its obligations hereunder.
    (iii) Due Authorization. The Seller has duly authorized by all necessary action on its part, the execution and delivery of this Agreement and the consummation of the transactions provided for or contemplated by this Agreement.
    (iv) No Conflict. The Seller’s execution and delivery of this Agreement, its performance of the transactions contemplated by this Agreement and the fulfillment of the terms hereof applicable to it, will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under, any material indenture, contract, agreement, mortgage, deed of trust or other instrument to which the Seller is a party or by which it or its properties are bound.
    (v) No Violation. The Seller’s execution and delivery of this Agreement, its performance of the transactions contemplated by this Agreement and the fulfillment of the terms hereof applicable to it, will not conflict with or violate any material Requirements of Law applicable to it.

    (vi) No Proceedings. There are no proceedings pending or, to the best of its knowledge, no proceedings threatened or investigations pending or threatened against the Seller before or by any Governmental Authority (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, (C) seeking any determination or ruling that, in its reasonable judgment, would materially and adversely affect the performance of its obligations under this Agreement, (D) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or (E) seeking to affect adversely the income tax characterization of the Issuer under the United States federal or any other applicable state or local jurisdiction’s income, single business or franchise tax systems.
    (vii) All Consents Required. All material authorizations, consents, orders, approvals or other actions of any Governmental Authority required to be obtained or effected by the Seller in connection with its execution and delivery of this Agreement, its performance of the transactions contemplated by this Agreement and the fulfillment of the terms hereof applicable to it, have been obtained or effected.
    (viii) Enforceability. This Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against it in accordance with the terms hereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).
    (ix) Account Schedule. As of the Cut-Off Date, the Initial Account Schedule is an accurate and complete listing in all material respects of all the Initial Accounts and the information contained therein with respect to the identity of such Initial Accounts and the Principal Receivables arising in connection therewith is true and correct in all material respects as of the Cut-Off Date. As of the applicable Additional Cut-Off Date, the Additional Account Schedule is an accurate and complete listing in all material respects of all the related Additional Accounts and the information contained therein with respect to the identity of such Additional Accounts and the Principal Receivables arising in connection therewith is true and correct in all material respects as of such Additional Cut-Off Date. As of the applicable Redesignation Date, the Redesignated Account Schedule is an accurate and complete listing in all material respects of all the related Redesignated Accounts and the information contained therein with respect to the identity of such Redesignated Accounts and the Principal Receivables arising in connection therewith is true and correct in all material respects as of such Redesignation Date. As of the applicable Additional Cut-Off Date or any such other date on which the Other Floorplan Asset Schedule is supplemented or amended, the related Other Floorplan Asset Schedule is an accurate and complete listing in all material respects of all the related Other Floorplan Accounts and the Principal Receivables arising in connection therewith is true and correct in all material respects as of such Additional Cut-Off Date or such other date, as applicable.

    (x) Valid Sale. This Agreement or the related Assignment constitutes a valid sale, transfer and assignment to the Buyer of all right, title and interest of the Seller in (i) the Transferred Receivables in connection with the Initial Accounts or the Additional Accounts, as applicable, and the Related Security and the proceeds thereof and (ii) the Interests in Other Floorplan Assets and, in each case, upon the filing of the financing statements described in Section 2.01(c) and, in the case of the Transferred Receivables and the Related Security hereafter created and the proceeds thereof, upon the creation thereof, the Buyer will have a first priority perfected ownership interest in such property, other than the Liens permitted under this Agreement or the other Transaction Documents. Except as otherwise provided in this Agreement or the other Transaction Documents, neither the Seller nor any Person claiming through or under it has any claim to or interest in the Trust Assets.
          (b) Notice of Breach. The representations and warranties set forth in Section 2.02(a) will survive the sale and assignment of the Transferred Receivables and Related Security and the Interests in Other Floorplan Assets to the Buyer. Upon discovery by the Seller or the Buyer of a material breach of any of the foregoing representations and warranties, the party discovering such breach will give prompt written notice to the other party, and the Seller will take or cause to be taken such actions as are reasonably requested by the Buyer to cure such breach.
          (c) Repurchase upon Breach. If a breach of any of the representations and warranties set forth in Section 2.02(a) results in the Buyer’s obligation (after the applicable grace period) to accept reassignment pursuant to Section 2.03(c) of the Transfer and Servicing Agreement of all the Transferred Receivables and Interests in Other Floorplan Assets that it transferred to the Issuer, then the Seller will repurchase all the Transferred Receivables and Interests in Other Floorplan Assets that it transferred to the Buyer. In such event, the Seller will repurchase such Transferred Receivables and Interests in Other Floorplan Assets on the Business Day immediately preceding the Distribution Date on which the Buyer is required to accept reassignment of such Transferred Receivables and Interests in Other Floorplan Assets pursuant to the Transfer and Servicing Agreement. The Seller will repurchase such Transferred Receivables and Interests in Other Floorplan Assets by making a payment to the Buyer, in immediately available funds, in an amount not less than the purchase price for such Transferred Receivables and Interests in Other Floorplan Assets payable by the Buyer, as specified in the Transfer and Servicing Agreement. Upon payment of such purchase price and reassignment of such Transferred Receivables and Interests in Other Floorplan Assets to the Buyer in accordance with the Transfer and Servicing Agreement, the Buyer will automatically and without further action be deemed to sell, transfer, assign, set over and otherwise convey to the Seller, without recourse, representation or warranty, all the right, title and interest of the Buyer in and to such Transferred Receivables and all Related Security and such Interests in Other Floorplan Assets and, in each case, all monies due or to become due with respect thereto and all proceeds thereof. In connection with any such repurchase, the Buyer will execute such documents and instruments of sale or assignment mutually agreed to by the Buyer and the Seller. The Buyer will also take such other actions as are reasonably requested by the Seller to effect the conveyance of such Transferred Receivables and Interests in Other Floorplan Assets. The Seller’s obligation to repurchase such Transferred Receivables and Interests in Other Floorplan Assets pursuant to this Section 2.02(c) constitutes the sole remedy with respect to the event of the type specified in the first sentence of this Section 2.02(c) available to the Buyer and to the Noteholders (or the Owner Trustee, any Series Enhancer or the Indenture Trustee on behalf of the Noteholders).
     Section 2.03. Representations and Warranties of Seller Relating to Transferred Receivables and Accounts and Interests in Other Floorplan Assets.
          (a) Representations and Warranties. The Seller hereby represents and warrants to the Buyer that:
    (i) As of the first Closing Date, the Addition Date or the Transfer Date, as the case may be, each Transferred Receivable and its Related Security and each Interests in Other Floorplan Assets sold by it to the Buyer on such date, are sold free and clear of any Lien, other than the Liens permitted under this Agreement or the other Transaction Documents, and all consents, licenses, approvals or authorizations of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by the Seller in connection with the sale of such Transferred Receivable and Related Security or such Interest in Other Floorplan Assets on such date have been duly obtained, effected or given and are in full force and effect.
    (ii) (A) Each Initial Account is an Eligible Account as of the Cut-Off Date and (B) each Additional Account and each Other Floorplan Account is an Eligible Account as of the applicable Additional Cut-Off Date and (C) each Account is an Eligible Account as of each Series Cut-Off Date.
    (iii) As of the first Closing Date, the Addition Date or the Transfer Date, as the case may be, each Transferred Receivable sold by the Seller to the Buyer on such date, is an Eligible Receivable or, if such Transferred Receivable is not an Eligible Receivable, such Transferred Receivable is being transferred in accordance with Section 2.08.
          (b) Notice of Breach. The representations and warranties set forth in Section 2.03(a) survive the sale and assignment of the Transferred Receivables and the Related Security and the Interests in Other Floorplan Assets to the Buyer. Upon discovery by the Seller or the Buyer of a material breach of any of the foregoing representations and warranties, the party discovering such breach will give prompt written notice to the other party, and the Seller will take or cause to be taken such actions as are reasonably requested by the Buyer to cure such breach.
          (c) Repurchase upon Breach. If any of the representations and warranties set forth in Section 2.03(a) is not true and correct as of the date specified therein with respect to a Transferred Receivable or Interest in Other Floorplan Assets and, in connection therewith, the Buyer is obligated (after the applicable grace period) to accept reassignment of such Transferred Receivable or Interest in Other Floorplan Assets pursuant to Section 2.04(c) of the Transfer and Servicing Agreement, then the Seller will repurchase such Transferred Receivable or Interest in Other Floorplan Asset. In such event, the Seller will pay an amount not less than the Repurchase Price for the repurchase of such Transferred Receivable or Interest in Other Floorplan Assets on the Business Day immediately preceding the Determination Date on which the Buyer is required to accept reassignment pursuant to the Transfer and Servicing Agreement. The Seller will repurchase such Transferred Receivable or Interest in Other Floorplan Assets by making a payment to the Buyer, in immediately available funds, in an amount not less than the Repurchase Price for such Transferred Receivable or Interest in Other Floorplan Assets. Upon payment of such purchase price and reassignment of such Transferred Receivable or Interest in Other Floorplan Assets to the Buyer in accordance with the Transfer and Servicing Agreement, the Buyer will automatically and without further action be deemed to sell, transfer, assign, set over and otherwise convey to the Seller, without recourse, representation or warranty, all the right, title and interest of the Buyer in and to such Transferred Receivable and all Related Security or such Interest in Other Floorplan Assets and, in each case, all monies due or to become due with respect thereto and all proceeds thereof. In connection with any such repurchase, the Buyer will execute such documents and instruments of sale or assignment mutually agreed to by the Buyer and the Seller. The Buyer will also take such other actions as are reasonably requested by the Seller to effect the conveyance of such Transferred Receivable or Interest in Other Floorplan Assets. The Seller’s obligation to repurchase a Transferred Receivable or all the Transferred Receivables with respect to an Account or an Interest in Other Floorplan Assets pursuant to this Section 2.03(c) constitutes the sole remedy with respect to the event of the type specified in the first sentence of this Section 2.03(c) available to the Buyer and to the Noteholders (or the Owner Trustee, any Series Enhancer or the Indenture Trustee on behalf of the Noteholders).
     Section 2.04. Covenants of Seller. The Seller hereby covenants that:
    (i) No Liens. Except for the conveyances hereunder or as provided or permitted under this Agreement or the other Transaction Documents, the Seller will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on, any Transferred Receivable or any Related Security or any Interest in Other Floorplan Assets, whether now existing or hereafter created, or any interest therein, and the Seller will defend the right, title and interest of the Buyer, the Issuer and the Indenture Trustee in, to and under such Transferred Receivables and the Related Security or such Interests in Other Floorplan Assets, whether now existing or hereafter created, and such rights, remedies, powers and privileges, against all claims of third parties claiming through or under the Seller.
    (ii) Floorplan Financing Agreements and Guidelines. The Seller will comply with and perform its servicing obligations with respect to the Accounts and the Receivables in accordance with the applicable Floorplan Financing Agreements relating to the Accounts and the applicable Floorplan Financing Guidelines, except insofar as any failure to so comply or perform would not materially and adversely affect the rights of the Buyer, the Issuer, the Noteholders or any Series Enhancers. Subject to compliance with all Requirements of Law, the Seller, in its capacity as Servicer, may change the terms and provisions of the Floorplan Financing Agreement or the Floorplan Financing Guidelines in any respect (including the calculation of the amount or the timing of charge-offs and the rate of the finance charge assessed thereon) only if such change would be permitted pursuant to Section 3.01(d) of the Transfer and Servicing Agreement.
    (iii) Certain Allocations of Collections. If the Seller is unable for any reason to sell Receivables to the Buyer under this Agreement, then the Seller agrees that, after the occurrence of such event, it (or the Servicer on its behalf) will allocate Collections in respect of each related Account between the Receivables that were sold to the Buyer hereunder and those that were not so sold to the Buyer as follows:
      (A) Principal Collections will be allocated to the Receivable that relates to the Vehicle whose sale or lease generated such Collections; and
      (B) Interest Collections will be allocated to the Buyer on the basis of the ratio of the Principal Receivables owned by the Buyer in connection with such Account on the date of determination to the total amount of Principal Receivables in connection with such Account on such date of determination, and the remainder of such Collections will be allocated to the Seller.
    (iv) Delivery of Collections. If the Seller or any Affiliate thereof receives payments in respect of the Transferred Receivables or Interests in Other Floorplan Assets, the Seller will pay or cause to be paid to the Servicer or any Successor Servicer all such payments as soon as practicable after receipt, but in no event later than two Business Days after receipt.
    (v) Notice of Liens. The Seller will notify the Buyer, the Owner Trustee and the Indenture Trustee promptly after becoming aware of any Lien on any Transferred Receivable or Interests in Other Floorplan Assets sold by the Seller, other than the Liens permitted under this Agreement or the other Transaction Documents.
    (vi) Compliance with Law. The Seller will comply in all material respects with all Requirements of Law applicable to it.
     Section 2.05. Designation of Additional Accounts and Addition of Interests in Other Floorplan Assets.
          (a) The Seller may from time to time offer to designate additional Eligible Accounts as Accounts or offer to sell Interests in Other Floorplan Assets to the Buyer, subject to the conditions specified in paragraph (b) below. If any such offer is accepted by the Buyer, Transferred Receivables and the Related Security arising in connection with such Additional Accounts or the Interests in Other Floorplan Assets, as applicable, will be sold to the Buyer effective on a date (the “Addition Date”) specified in a written notice provided by the Seller (or the Servicer on its behalf) to the Buyer and any Series Enhancers specifying the Additional Cut-Off Date, the Addition Date and the Eligible Receivable Origination Cut-Off Date for such Additional Accounts (the “Addition Notice”). The Addition Notice must be sent by the Seller (or the Servicer on its behalf) on or before the second Business Day, but not more than the 30th day, before the related Addition Date.
          (b) The Seller is permitted to sell to the Buyer the Transferred Receivables and all Related Security in any Additional Accounts or the Interests in Other Floorplan Assets designated by the Seller as such pursuant to Section 2.05(a) only upon satisfaction of each of the following conditions on or before the related Addition Date:

    (i) the Seller has provided the Buyer and any Series Enhancer with a timely Addition Notice;
    (ii) the Seller has delivered to the Buyer a duly executed written assignment (including an acceptance by the Buyer) in substantially the form of Exhibit A (the “Assignment”), along with the applicable Additional Account Schedule or Other Floorplan Asset Schedule, as applicable, in accordance with Section 2.01(e);
    (iii) the Seller has delivered to the Servicer all Collections on such Additional Accounts or Interests in Other Floorplan Assets relating to the time period on or after the Additional Cut-Off Date;
    (iv) the Seller has represented and warranted that:
      (A) each such Additional Account or Other Floorplan Account, as applicable, is an Eligible Account as of the Additional Cut-Off Date;
      (B) no selection procedures reasonably believed by the Seller to be adverse to the interests of the Buyer, the Noteholders or any Series Enhancers were used in selecting such Additional Accounts or Other Floorplan Accounts, as applicable;
      (C) the Additional Account Schedule or Other Floorplan Asset Schedule delivered pursuant to clause (ii) above is true and correct in all material respects as of the Additional Cut-Off Date;
      (D) as of the date of the Addition Notice and the Addition Date, the Seller is not insolvent nor will be made insolvent by such sale and it is not aware of any events or circumstances that could reasonably be expected to lead to its insolvency; and
      (E) the addition of the Transferred Receivables arising in connection with such Additional Accounts or Interests in Other Floorplan Assets will not, in the reasonable belief of the Seller, cause an Amortization Event to occur;
    (v) the Seller has delivered to the Buyer an Opinion of Counsel with respect to the Transferred Receivables in the Additional Accounts or the Interests in Other Floorplan Assets substantially in the form of Exhibit C;
    (vi) with respect to the sale of Interests in Other Floorplan Assets, the Seller has delivered to the Buyer written evidence of the satisfaction of the Rating Agency Condition; and
    (vii) the Seller has delivered to the Buyer an Officer’s Certificate confirming, to the best of such officer’s knowledge, the satisfaction of each of the conditions set forth in clauses (i) through (vi) above; the Buyer may conclusively rely on such Officer’s Certificate and has no duty to make inquiries with regard to the matters set forth therein and will incur no liability in so relying.

          (c) The Seller hereby represents and warrants on each applicable Addition Date as to the matters set forth in Section 2.05(b)(iv). These representations and warranties will survive the sale and assignment of the respective Transferred Receivables and the Related Security or the Interests in Other Floorplan Assets, as applicable, to the Buyer. Upon discovery by the Seller or the Buyer of a breach of any of the foregoing representations and warranties, the party discovering the breach will give prompt written notice to the other party and to any Series Enhancers, and the Seller will take or cause to be taken such actions as are reasonably requested by the Buyer to cure such breach. If any breach of the Seller’s representations and warranties as to the matters set forth in Section 2.05(b)(iv) results in the Buyer’s obligation (after the applicable grace period) to accept reassignment pursuant to Section 2.06(e) of the Transfer and Servicing Agreement, then the provisions of Section 2.02(c) or 2.03(c) of this Agreement, as the case may be, will apply.
          (d) Notwithstanding anything herein to the contrary, additional Other Floorplan Accounts may be designated in respect of any Interests in Other Floorplan Assets in accordance with the related Other Floorplan Asset Transaction Documents. In connection with any such designation of additional Other Floorplan Accounts, the Seller will deliver, or cause to be delivered, to the Buyer a supplemented Other Floorplan Asset Schedule with respect to such Interest in Other Floorplan Assets.
     Section 2.06. Addition of Other Floorplan Assets. As of the date of this Agreement, the Seller is permitted to sell to the Buyer Other Floorplan Assets consisting of Pooled Participation Receivables and Third-Party Financed In-Transit Receivables. Subject to the satisfaction of the Rating Agency Condition, the Seller may from time to time sell additional Other Floorplan Assets to the Buyer hereunder and enter into an amendment to this Agreement with the Buyer pursuant to Section 7.01 for the purpose of providing such amendments or additional provisions necessary to permit the Seller to sell such additional Other Floorplan Assets to the Buyer.
     Section 2.07. Redesignation of Accounts.
          (a) On each date on which Accounts, including any amounts then held by the Issuer or thereafter received by the Issuer with respect to such Accounts, are redesignated pursuant to Section 2.08 or 2.09 of the Transfer and Servicing Agreement, the Buyer will be deemed to offer to the Seller automatically and without notice to or action by or on behalf of the Buyer, the right to redesignate and thereby remove Accounts from the operation of this Agreement in the manner prescribed in Section 2.07(b).
          (b) Any acceptance of such offer to redesignate Accounts as provided in Section 2.07(a) is subject to the satisfaction of the following conditions:
    (i) the Seller (or the Servicer on its behalf) has delivered to the Buyer a Redesignation Notice specifying the applicable Redesignation Date for such Accounts; and
    (ii) the Seller (or the Servicer on its behalf) has delivered to the Buyer the applicable Redesignated Account Schedule and the Seller has represented and warranted that such schedule is true and correct in all material respects as of the applicable Redesignation Date.
          On the applicable Redesignation Date with respect to any such Redesignated Account, all the related Transferred Receivables and Related Security, including all amounts then held by the Buyer or thereafter received by the Buyer in respect of such Transferred Receivables, will be deemed reassigned to the Seller for all purposes. The consideration for such removal will be mutually agreed to by the Buyer and the Seller and will reflect fair market value for such Transferred Receivables. After such Redesignation Date and upon written request of the Seller, the Buyer will deliver to the Seller a Reassignment; provided, however, that with respect to the redesignation of a Performance Impaired Ineligible Account, a Reassignment will not be necessary and the Seller (or the Servicer on its behalf) will, from and after the applicable Redesignation Date, cease to transfer to the Buyer any and all Transferred Receivables arising in connection with such Redesignated Account and the Transferred Receivables that were transferred to the Buyer before such Redesignation Date will not be removed from the Buyer. All Collections that relate to time periods on or after the applicable Redesignation Date in respect of a Performance Impaired Ineligible Account will be allocated between those Transferred Receivables that remain in the Buyer and those Receivables arising in connection with such Performance Impaired Ineligible Account on or after such Redesignation Date in the manner provided in Section 2.04(iii).
          (c) Notwithstanding anything herein to the contrary, Other Floorplan Accounts in respect of any Interest in Other Floorplan Assets may be redesignated in accordance with the related Other Floorplan Asset Transaction Documents. In connection with any such redesignation of Other Floorplan Accounts, the Seller will deliver, or cause to be delivered, to the Buyer an amended Other Floorplan Asset Schedule with respect to such Interest in Other Floorplan Assets. In the event that all Other Floorplan Accounts relating to any Interest in Other Floorplan Assets are redesignated pursuant to the related Other Floorplan Asset Transaction Documents, such Interest in Other Floorplan Assets will terminate, and upon the request of the Seller, the Buyer will deliver such Interest in Other Floorplan Assets to the Seller.
     Section 2.08. Transfer of Ineligible Receivables. The Seller may, at its sole option, transfer to the Buyer on each Transfer Date all or any portion of the Ineligible Receivables arising in connection with any Account; provided, however, that the Seller will not transfer to the Buyer any Ineligible Receivables that are ineligible due to a failure to satisfy the condition specified in clause (a)(ii) of the definition of “Eligible Receivable”; and provided, further that (i) on the applicable Transfer Date, such Account is an Eligible Account and (ii) the Seller indicates in its computer files that related Ineligible Receivables were transferred to Buyer on the related Transfer Date.
     Section 2.09. Treatment of Prepayments and Advances Made Pursuant to Cash Management Agreements. With respect to any Account, prepayments made by a Dealer to the Seller under the related Cash Management Agreement will be treated as Principal Collections and, in accordance with the Floorplan Financing Guidelines, the aggregate amount of Principal Receivables financed in connection with such Account will decrease by the amount of such prepayment. Conversely, any advances to such Dealer made by the Seller pursuant to the related Cash Management Agreement will be shown on the Servicer’s records as a supplemental advances to such Dealer made by the Seller pursuant to the related Cash Management Agreement will be shown on the Servicer’s records as a supplemental advance to such Dealer and, in accordance with the Floorplan Financing Guidelines, the aggregate amount of Principal Receivables financed in connection with the related Account will increase by the amount of such supplemental advance.
ARTICLE III
Administration and Servicing of Receivables
     Section 3.01. Acceptance of Appointment and Other Matters Relating to Servicer.
          (a) The Seller agrees to act as the Servicer under this Agreement and the Transfer and Servicing Agreement, and the Buyer consents to the Seller acting as the Servicer. The Seller will have ultimate responsibility for servicing, managing and making collections on the Receivables and will have the authority to make any management decisions relating to such Receivables, to the extent such authority is granted to the Servicer under this Agreement and the Transfer and Servicing Agreement.
          (b) The Servicer will service and administer the Receivables in accordance with the provisions of the Transfer and Servicing Agreement, the Indenture and Indenture Supplements.
     Section 3.02. Servicing Compensation. As full compensation for its servicing activities hereunder and under the Transfer and Servicing Agreement, the Servicer is entitled to receive the Servicing Fee on each Distribution Date. The Servicing Fee will be paid in accordance with the terms of the Transfer and Servicing Agreement, the Indenture and Indenture Supplements.
ARTICLE IV
Other Matters Relating to Seller
     Section 4.01. Merger or Consolidation of, or Assumption, of Obligations of Seller. The Seller may not dissolve, liquidate, consolidate with or merge into any other Person or convey, transfer or sell its properties and assets substantially as an entirety to any Person unless:
          (i) the Person (if other than the Seller) formed by or surviving such consolidation or merger or that acquires by conveyance, transfer or sale the properties and assets of the Seller substantially as an entirety, as the case may be, will be organized and existing under the laws of the United States of America or any state thereof or the District of Columbia, and expressly assumes, by a supplemental agreement executed and delivered to the Buyer, the Owner Trustee and the Indenture Trustee, in form reasonably satisfactory to the Buyer and the Indenture Trustee, the performance of every covenant and obligation of the Seller hereunder;
          (ii) the Person (if other than the Seller) formed by or surviving such consolidation or merger or that acquires by conveyance, transfer or sale the properties and assets of the Seller substantially as an entirety, as the case may be, has delivered to the Buyer (with a copy to each Rating Agency):
     (A) an Officer’s Certificate and an Opinion of Counsel each stating that (1) such consolidation, merger, conveyance, transfer or sale and such supplemental agreement provided in clause (i) above comply with this Section, (2) such supplemental agreement is a valid and binding obligation of such Person enforceable against such Person in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect or general principles of equity and (3) all conditions precedent herein provided for relating to such transaction have been satisfied; and
     (B) a Tax Opinion; and
          (iii) the Rating Agency Condition has been satisfied with respect to such consolidation, merger, conveyance, transfer or sale.
     Section 4.02. Seller Indemnification of Buyer. The Seller will indemnify and hold harmless the Buyer, from and against any loss, liability, expense, claim, damage or injury suffered or sustained by the Buyer by reason of any acts, omissions or alleged acts or omissions arising out of activities of the Seller pursuant to this Agreement or arising out of or based on the arrangement created by this Agreement and the activities of the Seller taken pursuant hereto, including any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim; provided, however, that the Seller is not required to indemnify the Buyer for any loss, liability, expense, claim, damage or injury of the Buyer resulting from acts, omissions or alleged acts or omissions that constitute fraud, gross negligence or willful misconduct by the Buyer; and, provided, further, that the Seller is not required to indemnify the Buyer for any loss, liability, expense, claim, damage or injury with respect to any United States federal, state or local income or franchise taxes or the Michigan Single Business tax (or any interest or penalties with respect thereto) required to be paid by the Buyer in connection herewith to any taxing authority. Any indemnification under this Article IV survives the termination of this Agreement.
ARTICLE V
Termination; Insolvency
     Section 5.01. Termination of Agreement; Insolvency Event. This Agreement will terminate immediately after the legal existence of the Issuer terminates pursuant to the Trust Agreement. In addition, the Buyer will immediately cease purchasing Receivables and Interests in Other Floorplan Assets and the Seller will immediately cease selling Receivables and Interests in Other Floorplan Assets and will designate no Additional Accounts following the occurrence of an Insolvency Event with respect to the Seller. The Seller will give prompt written notice to each of the Buyer, the Owner Trustee and the Indenture Trustee immediately following the occurrence of an Insolvency Event. Notwithstanding any cessation of the sale of Receivables and Interests in Other Floorplan Assets to the Buyer following an Insolvency Event, Receivables and Interests in Other Floorplan Assets sold to the Buyer before the occurrence of an Insolvency Event and Collections in respect of such Receivables and Interests in Other Floorplan Assets will continue to be property of the Buyer and will be transferred by the Buyer to the Issuer pursuant to the Transfer and Servicing Agreement.
ARTICLE VI
Intercreditor Provisions
     Section 6.01. Nonfloorplan Agreements Between Seller and Dealer.
          (a) With respect to a Dealer that is the obligor under Receivables that have been or will be sold to the Buyer hereunder, the Seller may be or become a lender to such Dealer under an agreement or arrangement (a “Nonfloorplan Agreement”) other than a Floorplan Financing Agreement pursuant to which the Seller (either directly, or as assignee of the originator of the Account) has been granted a security interest in the same collateral (the “Common Collateral”) in which the Floorplan Financing Agreement for such Dealer creates a security interest, which Common Collateral may include the same Vehicle (the “Common Vehicle Collateral”) in which such Floorplan Financing Agreement creates a security interest. The Common Collateral other than the related Common Vehicle Collateral is referred to herein as the “Common
Non-Vehicle Collateral.”
          (b) The Seller agrees that with respect to each Transferred Receivable of each such Dealer (i) the security interest in such Common Vehicle Collateral granted to the Seller pursuant to any Nonfloorplan Agreement is junior and subordinate to the security interest created by the related Floorplan Financing Agreement, (ii) the Seller has no legal right to realize upon such Common Vehicle Collateral or exercise its rights under the Nonfloorplan Agreement in any manner that is materially adverse to the Buyer, the Issuer or the Noteholders in respect of the Common Vehicle Collateral until all required payments in respect of such Transferred Receivable under the Floorplan Financing Agreement have been paid and (iii) in realizing upon such Common Vehicle Collateral, neither the Buyer nor the Issuer will have any obligation to protect or preserve the rights of the Seller in such Common Vehicle Collateral.
          (c) The Buyer agrees that with respect to each Transferred Receivable of each such Dealer (i) the security interest in such Common Non-Vehicle Collateral created by the Floorplan Financing Agreement and hereby assigned to the Buyer is junior and subordinate to the security interest therein created by the Nonfloorplan Agreement, (ii) the Buyer has no legal right to realize upon such Common Non-Vehicle Collateral or exercise its rights under the Floorplan Financing Agreement in any manner that is materially adverse to the Seller until all required payments in respect of the obligation created or secured by the Nonfloorplan Agreement have been made and (iii) in realizing on such Common Non-Vehicle Collateral, the Seller has no obligation to protect or preserve the rights of the Buyer or the Issuer in such Common Non-Vehicle Collateral. The Transfer and Servicing Agreement will provide that the Issuer is subject to the preceding sentence.

          (d) If the Seller in any manner assigns or transfers any rights under, or any obligation evidenced or secured by, a Nonfloorplan Agreement, the Seller will make such assignment or transfer subject to the provisions of this Article VI and require such assignee or transferee to acknowledge that it takes such assignment or transfer subject to the provisions of this Article VI and to agree that it will require the same acknowledgment from any subsequent assignee or transferee.
ARTICLE VII
Miscellaneous Provisions
     Section 7.01. Amendment.
          (a) This Agreement may be amended from time to time by the Seller and the Buyer without the consent of any Noteholder; provided, that such amendment does not adversely affect in any material respect the interests of any Noteholder. The absence of any material adverse effect may be evidenced by (i) satisfaction of the Rating Agency Condition or (ii) an Opinion of Counsel for the Seller, addressed and delivered to the Owner Trustee and the Indenture Trustee; provided, however, that the Buyer and Seller may amend the definition of “Designated Jurisdictions” without the prior consent of the Noteholders or any Series Enhancers, subject to the satisfaction of the conditions set forth in the definition thereof.
          (b) This Agreement may also be amended from time to time by the Buyer and the Seller with the consent of the Holders of Notes evidencing not less than 66 2/3% of the aggregate unpaid principal amount of the Notes of all materially adversely affected Series and without the requirement that the Seller deliver an Opinion of Counsel provided in Section 7.01(a) or that the Rating Agency Condition be satisfied, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Seller; provided, however, that no such amendment may:
     (i) reduce in any manner the amount of or delay the timing of any distributions (changes in Amortization Events that decrease the likelihood of the occurrence thereof will not be considered delays in the timing of distributions for purposes of this clause) to be made to Noteholders or deposits of amounts to be so distributed with the amount available under any Series Enhancement (as defined in the Indenture) without the consent of each affected Noteholder;
     (ii) change the definition of or the manner of calculating the interest of any Noteholders in the Trust Assets without the consent of each affected Noteholder; or
     (iii) reduce the aforesaid percentage required to consent to any such amendment without the consent of each affected Noteholder.
Any amendment to be effected pursuant to this Section 7.01(b) will be deemed to materially adversely affect all outstanding Series, other than any Series with respect to which such action will not, as evidenced by an Opinion of Counsel for the Seller, addressed and delivered to the Owner Trustee and the Indenture Trustee, adversely affect in any material respect the interests of any Noteholder of such Series.

          (c) Promptly after the execution of any amendment or consent pursuant to Section 7.01(a), the Seller will furnish notification of the substance of such amendment to each Noteholder and each Series Enhancer. Prior to the execution of any amendment or consent pursuant to Section 7.01(b), the Buyer and the Seller will provide written notice to each Rating Agency of the substance of such proposed amendment.
          (d) If the Noteholders are required to consent to any proposed amendments pursuant to this Section, such Noteholders need not consent to or approve the particular form of such amendment. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Noteholders is subject to such reasonable requirements as the Indenture Trustee prescribes.
          (e) Notwithstanding anything in this Section to the contrary, no amendment may be made to this Agreement that would adversely affect in any material respect the interests of any Series Enhancer without the consent of such Series Enhancer.
     Section 7.02. Protection of Right, Title and Interest to Receivables and Interests in Other Floorplan Assets.
          (a) The Seller will cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering the Buyer’s right, title and interest to the Receivables and Related Security and the Interests in Other Floorplan Assets to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Buyer hereunder. The Seller will deliver to the Buyer file-stamped copies or other evidence of any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. The Buyer will cooperate fully with the Seller in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section.
          (b) Within 30 days after the Seller makes any change in its name, identity or corporate structure which would make any financing statement or continuation statement filed in accordance with Section 2.01(c) or 7.02(a) seriously misleading within the meaning of Section 9-506 of the UCC, the Seller will give the Buyer notice of any such change and file such financing statements or amendments as may be necessary to continue the perfection of the Buyer’s security interest in the Receivables, the Interests in Other Floorplan Assets and the proceeds thereof.
          (c) The Seller will give the Buyer prompt written notice of any relocation of any office at which it keeps records concerning the Transferred Receivables or Interests in Other Floorplan Assets or of its jurisdiction of organization and whether, as a result of such relocation, the applicable provisions of the UCC would require the filing of any amendment of any previously filed financing or continuation statement or of any new financing statement and will file such financing statements or amendments as may be necessary to perfect or to continue the perfection of the Buyer’s security interest in the Transferred Receivables, the Interests in Other Floorplan Assets and the proceeds thereof. The Seller will at all times maintain its jurisdiction of organization within the United States of America.

          (d) The Seller will deliver to the Buyer: (i) upon the execution and delivery of each amendment to this Agreement, an Opinion of Counsel to the effect specified in Exhibit B; (ii) on each Addition Date on which any Additional Accounts are to be designated as Accounts or Interests in Other Floorplan Assets are to be sold to the Buyer pursuant to Section 2.05, an Opinion of Counsel substantially in the form of Exhibit C.
     Section 7.03. Limited Recourse. Notwithstanding anything to the contrary contained herein, the obligations of the Buyer hereunder will not be recourse to the Buyer (or any person or organization acting on behalf of the Buyer or any Affiliate, officer or director of the Buyer), other than to (a) the amount by which the Net Adjusted Pool Balance (as defined in the Indenture) on any date of determination exceeds the Required Pool Balance (as defined in the Indenture) and (b) any other assets of the Buyer not pledged to third parties or otherwise encumbered in a manner permitted by the Buyer’s organizational documents; provided, however, that any payment by the Buyer made in accordance with this Section will be made only after payment in full of any amounts that the Seller is obligated to deposit into the Collection Account pursuant to this Agreement; and, provided, further, that the Noteholders will be entitled to the benefits of the subordination of the Transferor Interest to the extent provided in the Indenture Supplements.
     Section 7.04. No Petition. The Seller hereby covenants and agrees that it will not at any time institute against the Buyer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any United States federal or state bankruptcy or similar law.
     Section 7.05. Governing Law. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER ARE TO BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
     Section 7.06. Notices. All notices, demands, instructions and other communications required or permitted under this Agreement must be in writing and will be deemed to have duly given if personally delivered or sent by first class or express mail (postage prepaid), national overnight courier service or by facsimile transmission or other electronic communication device capable of transmitting or creating a written record and followed by first class mail. Unless otherwise specified in a notice sent in accordance with the provisions of this Section, notices, demands, instructions and other communications in writing will be given to the respective parties at their respective addresses indicated in the Transfer and Servicing Agreement. All notices are effective on receipt.
     Section 7.07. Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement is for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms will be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and will in no way affect the validity or enforceability of the other provisions of this Agreement or of the Notes or the rights of the Noteholders.

     Section 7.08. Assignment. Notwithstanding anything to the contrary contained herein, this Agreement may not be assigned by the Seller without the prior consent of the Buyer and the Indenture Trustee. The Buyer may assign its rights, remedies, powers and privileges under this Agreement to the Issuer pursuant to the Transfer and Servicing Agreement and the Issuer may pledge its assigned rights, remedies, powers and privileges under this Agreement to the Indenture Trustee pursuant to the Indenture.
     Section 7.09. Further Assurances. The Seller agrees to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the Buyer in order to effect more fully the purposes of this Agreement, including the execution of any financing statements or continuation statements relating to the Transferred Receivables and the Interests in Other Floorplan Assets for filing under the UCC.
     Section 7.10. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Buyer, any right, remedy, power or privilege under this Agreement will operate as a waiver thereof; nor will any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.
     Section 7.11. Counterparts. This Agreement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which will be an original, but all of which together will constitute one and the same instrument.
     Section 7.12. Third-Party Beneficiaries. This Agreement will inure to the benefit of and be binding upon the parties hereto, the Indenture Trustee, the Noteholders, the holders of the Transferor Interest and any Series Enhancers and their respective successors and permitted assigns. Except as otherwise provided in this Agreement, no other Person will have any right or obligation hereunder.
     Section 7.13. Merger and Integration. Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement. This Agreement may not be modified, amended, waived, or supplemented except as provided herein.
     Section 7.14. Headings. The headings herein are for purposes of reference only and are not intended to otherwise affect the meaning or interpretation of any provision of this Agreement.
[Remainder of Page Intentionally Left Blank]

     In Witness Whereof, the Seller and the Buyer have caused this Receivables Purchase Agreement to be duly executed by their respective duly authorized officers as of the day and year first above written.

Ford Motor Credit Company,
as Seller

By:

Name:
Title:

[Ford Credit Floorplan Corporation]/[ Ford Credit Floorplan LLC],
as Buyer

By:

Name:
Title:
[Signature Page to Receivables Purchase Agreement]

Schedule 1
Account Schedule
[To Be Delivered at Closing]
l - 1

Exhibit A
Form of Assignment of Receivables in Additional Accounts
or Interests in Other Floorplan Assets
(As required by Section 2.05
of Receivables Purchase Agreement)
     This Assignment No. ___of Receivables in [Additional Accounts][Other Interests in Floorplan Assets], dated as of                                                              , 20___, is by and between Ford Motor Credit Company, as Seller, and [Ford Credit Floorplan Corporation]/[Ford Credit Floorplan LLC], as Buyer, pursuant to the Receivables Purchase Agreement referred to below.
Recitals
     A. The Seller and the Buyer are parties to a Receivables Purchase Agreement, dated as of                     , 20___(as the same may be further amended, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”).
     B. Pursuant to the Receivables Purchase Agreement, the Seller wishes to [designate Additional Accounts as Accounts and to sell certain Transferred Receivables and Related Security arising in connection with such Additional Accounts, whether now existing or hereafter created,][sell Interests in Other Floorplan Assets to the Buyer,] to be further transferred to the Issuer and pledged to the Indenture Trustee.
     C. The Buyer is willing to accept such designation and sale subject to the terms and conditions hereof.
     The Seller and the Buyer hereby agree as follows:
Statement of Agreement
          1. Defined Terms. All capitalized terms used herein have the meanings ascribed to them in the Receivables Purchase Agreement unless otherwise defined herein. The term “Addition Date” means, with respect to the [Additional Accounts designated][Interests in Other Floorplan Assets sold] hereby,                     , 20___. The term “Additional Cut-Off Date” means, with respect to the [Additional Accounts designated][Interests in Other Floorplan Assets sold] hereby,                     , 20___. The term “Eligible Receivable Origination Cut-Off Date” means, with respect to the [Additional Accounts designated][Interests in Other Floorplan Assets sold] hereby,                     , 20___.
          2. [Designation of Additional Accounts][Addition of Interests in Other Floorplan Assets]. The Seller hereby delivers herewith an [Additional Account Schedule][Other Floorplan Asset Schedule], specifying for each such [Additional Account][Other Floorplan Account], as of the Additional Cut-Off Date, its account number and the aggregate amount of its Principal Receivables.

          3. Sale of [Transferred Receivables][Interests in Other Floorplan Assets]. The Seller does hereby sell, transfer, assign, set over and otherwise convey, without recourse (except as expressly provided in the Receivables Purchase Agreement), to the Buyer, on the Addition Date all of its right, title and interest in, to and under the [Transferred Receivables arising in connection with such Additional Accounts and all Related Security with respect thereto][Interests in Other Floorplan Assets] owned by the Seller at the close of business on the applicable Additional Cut-Off Date, and all monies due or to become due and all amounts received with respect thereto and all proceeds (including “proceeds,” as defined in the UCC) and Recoveries thereof. The foregoing sale, transfer, assignment, set-over and conveyance does not constitute and is not intended to result in the creation, or an assumption by the Buyer, of any obligation of the Servicer, the Seller, Ford or any other Person in connection with the [Accounts or related Transferred Receivables][Other Floorplan Accounts or Other Floorplan Receivables] or under any agreement or instrument relating thereto, including any obligation to any Dealers or Ford.
          In connection with such sale, the Seller agrees to record and file, at its own expense, a financing statement on form UCC-1 (and continuation statements when applicable) with respect to [the related Transferred Receivables now existing and hereafter created for the sale of “tangible chattel paper,” “payment intangibles,” “general intangibles” or “accounts"][Interests in Other Floorplan Assets for the sale of “tangible chattel paper,” “payment intangibles,” “general intangibles” or “accounts"] (each as defined in the UCC) meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect the sale and assignment of the [related Transferred Receivables and the Related Security][Interests in Other Floorplan Assets] to the Buyer, and to deliver a file-stamped copy of such financing statements or other evidence of such filing to the Buyer on or before the Addition Date. The Buyer is under no obligation whatsoever to file such financing statement, or a continuation statement to such financing statement, or to make any other filing under the UCC in connection with such sale. The parties hereto intend that the sales of [related Transferred Receivables][Interests in Other Floorplan Assets] effected by this Assignment be sales.
          In connection with such sale, the Seller further agrees, at its own expense, on or before the Addition Date, to indicate in its computer files that the [Transferred Receivables and the Related Security][Interest in Other Floorplan Assets]: (A) have been sold or assigned, as the case may be, to the Buyer pursuant to this Assignment, then (B) transferred by the Buyer to the Issuer pursuant to the Transfer and Servicing Agreement and then (C) pledged by the Issuer to the Indenture Trustee pursuant to the Indenture for the benefit of the Noteholders and any Series Enhancers.
          4. Acceptance by Buyer. Subject to the satisfaction of the conditions set forth in Section 2.05(b) of the Receivables Purchase Agreement, the Buyer hereby acknowledges its acceptance of all right, title and interest to the property, now existing and hereafter created, sold to the Buyer pursuant to Section 3 of this Assignment. The Buyer further acknowledges that, before or simultaneously with the execution and delivery of this Assignment, the Seller delivered to the Buyer the [Additional Account Schedule][Other Floorplan Asset Schedule], described in Section 2 of this Assignment.

          5. Representations and Warranties of Seller. The Seller hereby represents and warrants to the Buyer, on behalf of the Issuer, as of the date of this Assignment and as of the Addition Date that:
     (i) Organization and Good Standing. The Seller is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has, in all material respects, full power, authority and legal right to own its properties and conduct its business as such properties are currently owned and such business is currently conducted, and to execute, deliver and perform its obligations under this Assignment.
     (ii) Due Qualification. The Seller is duly qualified to do business and, where necessary, is in good standing as a foreign corporation (or is exempt from such requirement) and has obtained all necessary licenses and approvals in each jurisdiction where the conduct of its business requires such qualification except where the failure to so qualify or obtain licenses or approvals would not have a material adverse effect on its ability to perform its obligations hereunder.
     (iii) Due Authorization. The Seller has duly authorized by all necessary action on its part, the execution and delivery of this Assignment and the consummation of the transactions provided for or contemplated by this Assignment.
     (iv) No Conflict. The Seller’s execution and delivery of this Assignment, its performance of the transactions contemplated by this Assignment and the fulfillment of the terms hereof applicable to it, will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under, any material indenture, contract, agreement, mortgage, deed of trust or other instrument to which the Seller is a party or by which it or its properties are bound.
     (v) No Violation. The Seller’s execution and delivery of this Assignment, its performance of the transactions contemplated by this Assignment and the fulfillment of the terms hereof applicable to it, will not conflict with or violate any material Requirements of Law applicable to it.
     (vi) No Proceedings. There are no proceedings pending or, to the best of its knowledge, no proceedings threatened or investigations pending or threatened against the Seller before or by any Governmental Authority (A) asserting the invalidity of this Assignment, (B) seeking to prevent the consummation of any of the transactions contemplated by this Assignment, (C) seeking any determination or ruling that, in its reasonable judgment, would materially and adversely affect the performance of its obligations under this Assignment, (D) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Assignment or (E) seeking to affect adversely the income tax characterization of the Issuer under the United States federal or any other applicable state or local jurisdiction’s income, single business or franchise tax systems.

     (vii) All Consents Required. All material authorizations, consents, orders, approvals or other actions of any Governmental Authority required to be obtained or effected by the Seller in connection with its execution and delivery of this Assignment, its performance of the transactions contemplated by this Assignment and the fulfillment of the terms hereof applicable to it, have been obtained or effected.
     (viii) Enforceability. This Assignment constitutes a legal, valid and binding obligation of the Seller, enforceable against it in accordance with the terms hereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).
     (ix) Valid Sale. This Assignment constitutes a valid sale, transfer and assignment to the Buyer of all right, title and interest of the Seller in the [related Transferred Receivables in connection with the Additional Accounts and the Related Security the proceeds thereof][Interest in Other Floorplan Assets] and, upon the filing of the financing statements described in Section 3 of this Assignment [and, in the case of the Transferred Receivables and the Related Security hereafter created and the proceeds thereof, upon the creation thereof], the Buyer will have a first priority perfected ownership interest in such property, other than the Liens permitted under this Agreement or the other Transaction Documents. Except as otherwise provided in the Transferred Receivables Purchase Agreement or the other Transaction Documents, neither the Seller nor any Person claiming through or under it has any claim to or interest in the Trust Assets.
          7. Ratification of Agreement. As supplemented by this Assignment, the Receivables Purchase Agreement is in all respects ratified and confirmed and the Receivables Purchase Agreement as so supplemented by this Assignment is to be read, taken and construed as one and the same instrument.
          8. Counterparts. This Assignment may be executed in two or more counterparts (and by different parties in separate counterparts), each of which will be an original but all of which together will constitute one and the same instrument.
          9. Governing Law. THIS ASSIGNMENT IS TO BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER ARE TO BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

     In Witness Whereof, the Buyer and the Seller have caused this Assignment to be duly executed by their respective duly authorized officers as of the day and year first above written.

Ford Motor Credit Company,
as Seller

By:

Name:
Title:

[Ford Credit Floorplan Corporation]/[Ford Credit
Floorplan LLC],
as Buyer

By:

Name:
Title:

Exhibit B
Form of Opinion of Counsel Regarding Amendments
(As required by Section 7.02(d)(i)
of Receivables Purchase Agreement)
     (a) The Amendment to the Receivables Purchase Agreement, attached hereto as Schedule 1 (the “Amendment”), has been duly authorized, executed and delivered by the Seller and constitutes the legal, valid and binding agreement of the Seller, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally from time to time in effect. The enforceability of the Seller’s obligations is also subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     (b) The Amendment has been entered into in accordance with the terms and provisions of Section 7.01 of the Receivables Purchase Agreement.
     (c) The Amendment will not adversely affect in any material respect the interests of the Noteholders. [Include this clause (c) only in the case of amendments effected pursuant to Section 7.01(a)(ii) of the Receivables Purchase Agreement.]
B-1

Exhibit C
Form of Opinion of Counsel Regarding Additional Accounts
or Interests in Other Floorplan Assets
(Provisions to be included in Opinion of Counsel to be
delivered pursuant to Section 7.02(d)(ii)
of Receivables Purchase Agreement)*
     The opinions set forth below may be subject to all the qualifications, assumptions, limitations and exceptions taken or made in the opinion of counsel to Ford Motor Credit Company (the “Seller”) delivered on any Closing Date, as well as any others deemed appropriate at the time of delivery. Capitalized terms used but not defined herein are used as defined in the Receivables Purchase Agreement, dated as of                     , 20___(the “Receivables Purchase Agreement”), between [Ford Credit Floorplan Corporation]/[Ford Credit Floorplan LLC], as buyer (the “Buyer”), and the Seller.
     The Assignment has been duly authorized, executed and delivered by the Seller, and constitutes the valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms.
     [Assuming the Transferred Receivables [in the Additional Accounts] are created under, and are evidenced solely by, either Floorplan Financing Agreements or Sales and Service Agreements, such Receivables will constitute “tangible chattel paper,” as defined under Section 9-102 of the UCC in effect in the applicable jurisdiction.]
     [Assuming the Transferred Receivables [in the Additional Accounts] are created under, and are evidenced solely by, the Sale and Assignment Agreement between Ford Motor Company and the Seller, such Transferred Receivables will constitute “general intangibles,” “payment intangibles,” “accounts” or “tangible chattel paper,” each as defined under Section 9-102 of the UCC in effect in the applicable jurisdiction.]
     [With respect to Transferred Receivables [in the Additional Accounts] in existence on the date hereof and with respect to Transferred Receivables [in the Additional Accounts] that come into existence after the date hereof, upon the creation of such Transferred Receivables and the subsequent sale of such Transferred Receivables to the Buyer free and clear of any Liens in accordance with the Receivables Purchase Agreement and receipt by the Seller of the consideration therefor required pursuant to the Receivables Purchase Agreement][With respect to Interests in Other Floorplan Assets], a bankruptcy court having jurisdiction over the Seller (i) would not be entitled to compel the turnover of such [Transferred Receivables][Interests in Other Floorplan Assets] or the proceeds thereof to the Seller under Section 542 of the Bankruptcy Code and (ii) would not be entitled to treat such [Transferred Receivables][Interests in Other Floorplan Assets] or the proceeds thereof as assets included in

*	Include references to Additional Accounts only in the case of the designation of Additional Accounts pursuant to Section 2.05 of the Receivables Purchase Agreement.
C-1

the estate of the Seller pursuant to Section 541 of the Bankruptcy Code or subject to the automatic stay provision of Section 362(a) of the Bankruptcy Code.
A-2

Exhibit D
Form of Reassignment of Receivables in Redesignated Accounts
(Pursuant to Section 2.07
of Receivables Purchase Agreement)
     This Reassignment No. ___of Receivables in Redesignated Accounts, dated as of                                                              , 20___, is between Ford Motor Credit Company, as Seller and [Ford Credit Floorplan Corporation]/[Ford Credit Floorplan LLC], as Buyer, pursuant to the Receivables Purchase Agreement referred to below.
Recitals
     A. The Seller and the Buyer are parties to a Receivables Purchase Agreement, dated as of                     , 20___(as the same may be further amended, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”).
     B. Pursuant to the Receivables Purchase Agreement, the Buyer has offered to the Seller automatically and without notice to or action by or on behalf of the Buyer, the right to redesignate and thereby remove Accounts from the operation of the Receivables Purchase Agreement in the manner prescribed in Section 2.07 thereof.
     C. The Seller is willing to accept such redesignation and to accept reconveyance of all such Transferred Receivables, Related Security and any related amounts held or received in respect of such Accounts subject to the terms and conditions hereof.
     The Seller and the Buyer hereby agree as follows:
Statement of Agreement
     1. Defined Terms. All capitalized terms used herein have the meanings ascribed to them in the Receivables Purchase Agreement unless otherwise defined herein. The term “Redesignation Date” means, with respect to the Redesignated Accounts redesignated hereby,                     , 20___.
     2. Notice of Redesignated Accounts. With respect to any Redesignated Accounts, the Seller (or the Servicer on its behalf) has delivered to the Buyer the Redesignation Notice as provided in Section 2.07(b)(i) of the Receivables Purchase Agreement.
     3. Redesignated Accounts. The Seller hereby delivers herewith the Redesignated Account Schedule specifying for each such Redesignated Account, as of the Redesignation Date, its account number and the aggregate amount of Principal Receivables of such Account.
     4. Conveyance of Receivables. The Buyer does hereby sell, transfer, assign, set over and otherwise convey to the Seller, without recourse, representation or warranty on and after the Redesignation Date, all right, title and interest of the Buyer in, to and under all
D-1

Transferred Receivables now existing or thereafter created from time to time in the Redesignated Accounts redesignated hereby, all Related Security thereof, all monies due or to become due and all amounts received with respect thereto (including all Interest Receivables), all proceeds (as defined in Section 9-315 of the UCC) and Recoveries thereof.
     If requested by the Seller, in connection with such transfer, the Buyer agrees to execute and deliver to the Seller on or before the date of this Reassignment, a termination statement with respect to the Transferred Receivables existing at the close of business on the Redesignation Date and thereafter created from time to time and Related Security thereof in the Redesignated Accounts reassigned hereby (which may be a single termination statement with respect to all such Transferred Receivables and Related Security) evidencing the release by the Buyer of its Lien on the Transferred Receivables in the Redesignated Accounts and the Related Security, and meeting the requirements of applicable state law, in such manner and such jurisdictions as are necessary to remove such Lien.
     5. Acceptance by Buyer. The Buyer hereby acknowledges that, before or simultaneously with the execution and delivery of this Reassignment, the Seller delivered to the Buyer the updated Redesignated Account Schedule described in Section 3 of this Reassignment.
     6. Legal, Valid and Binding Obligation. The Seller hereby represents and warrants to the Buyer as of the date of this Reassignment and as of the Redesignation Date that this Reassignment constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights generally and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).
     7. Ratification of Agreement. As supplemented by this Reassignment, the Receivables Purchase Agreement is in all respects ratified and confirmed and the Receivables Purchase Agreement, as so supplemented by this Reassignment, is to be read, taken and construed as one and the same instrument.
     8. Counterparts. This Reassignment may be executed in two or more counterparts (and by different parties in separate counterparts), each of which will be an original but all of which together shall constitute one and the same instrument.
     9. Governing Law. This Reassignment is to be construed in accordance with the laws of the State of New York, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder are to be determined in accordance with such laws.
D-2

     In Witness Whereof, the Seller and the Buyer have caused this Reassignment to be duly executed by their respective duly authorized officers, all as of the day and year first above written.

Ford Motor Credit Company,
as Seller

By:

Name:
Title:

[Ford Credit Floorplan Corporation]/[Ford Credit Floorplan LLC],
as Buyer

By:

Name:
Title:
D-3